PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., October 24, 2013 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on or about November 30, 2013, to stockholders of record as of the close of business on November 8, 2013.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:	United Community Bancorp

William F. Ritzmann, President and Chief Executive Officer

(812) 537-4822